                                  EXHIBIT 10.8

          License Agreement between the Regents of the University of California and Molecular Dynamics dated September 15, 1993.

                                                                    EXHIBIT 10.8


THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


October 20, 1993

UNIVERSITY OF CALIFORNIA, BERKELEY               [UNIVERSITY OF CALIFORNIA LOGO]

OFFICE OF TECHNOLOGY LICENSING

================================================================================


                          EXCLUSIVE LICENSE AGREEMENT

                 CAPILLARY ARRAY CONFOCAL FLUORESCENSE SCANNER

                                   AND METHOD

                                    BETWEEN

                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      AND

                               MOLECULAR DYNAMICS





                             UC Case No.: B92-024-1


================================================================================

October 20, 1993

                               TABLE OF CONTENTS

ARTICLE     TITLE                                                           PAGE
-------     -----                                                           ----
1.          BACKGROUND ................................................       1
2.          DEFINITIONS ...............................................       2
3.          GRANT .....................................................       4
4.          SUBLICENSES ...............................................       5
5.          LICENSE ISSUE FEE .........................................       6
6.          ROYALTIES .................................................       7
7.          DUE DILIGENCE .............................................       9
8.          PROGRESS AND ROYALTY REPORTS ..............................      11
9.          BOOKS AND RECORDS .........................................      12
10.         LIFE OF THE AGREEMENT .....................................      13
11.         TERMINATION BY REGENTS ....................................      13
12.         TERMINATION BY LICENSEE ...................................      14
13.         DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION .      14
14.         PATENT PROSECUTION AND MAINTENANCE ........................      14
15.         MARKING ...................................................      17
16.         USE OF NAMES AND TRADEMARKS ...............................      17
17.         LIMITED WARRANTIES ........................................      17
18.         PATENT INFRINGEMENT .......................................      18
19.         INDEMNIFICATION ...........................................      20
20.         EXPORT CONTROLS ...........................................      22
21.         FOREIGN GOVERNMENTAL APPROVAL OR REGISTRATION .............      22
22.         ASSIGNMENT ................................................      22
23.         NOTICES ...................................................      22
24.         LATE PAYMENTS .............................................      23
25.         WAIVER ....................................................      23
26.         CONFIDENTIALITY ...........................................      23
27.         FAILURE TO PERFORM ........................................      25
28.         FORCE MAJEURE .............................................      25
29.         SEVERABILITY ..............................................      25
30.         APPLICABLE LAW ............................................      26
31.         SCOPE OF AGREEMENT ........................................      26

UNIVERSITY OF CALIFORNIA, BERKELEY               [University of California SEAL]
OFFICE OF TECHNOLOGY LICENSING

================================================================================
                          EXCLUSIVE LICENSE AGREEMENT
          FOR CAPILLARY ARRAY CONFOCAL FLUORESCENCE SCANNER AND METHOD
                                                          UC Case No.: B92-024-1
================================================================================

Effective September 15, 1993, THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California Corporation, whose legal address is 300 Lakeside Drive, Oakland, California 94612-3550, acting through its Office of Technology Licensing, at the University of California, Berkeley, 2150 Shattuck Avenue, Suite 510, Berkeley, CA 94704-1318, ("REGENTS") and MOLECULAR DYNAMICS having a principal place of business at 880 East Arques Ave., Sunnyvale, Ca. 94086 ("LICENSEE"), agree as follows:

1.    BACKGROUND

      1.1 REGENTS have an assignment of "Capillary Array Confocal Fluorescence Scanner and Method" ("INVENTION"), as described in REGENTS' Case No. B92-024-1 and LICENSED PATENTS as defined below, which are directed to the INVENTION.

      1.2 LICENSEE entered into a Confidential Disclosure Agreement with REGENTS effective September 13, 1991, and terminating on September 13, 1996 for the purpose of evaluating the INVENTION.

      1.3 LICENSEE further entered into a Letter Agreement effective February 24, 1992 covering the LICENSEE's commitment to reimburse REGENTS' patent costs during the period of good-faith negotiation for an exclusive license.

      1.4 The development of the INVENTION was sponsored in part by the US Department of Energy and as a consequence, title is passed to REGENTS and REGENTS in turn, grants back to the U.S. Government a non-exclusive, non-transferrable, irrevocable, paid-up license to practice or have practiced the

                               Page 1 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

            INVENTION for or on behalf of the United States Government throughout the world.

      1.5 Both parties recognize and agree that royalties due hereunder will be paid to REGENTS on both pending patent applications and issued patents.

      1.6 REGENTS are desirous to have said INVENTION perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.
      1.7 LICENSEE has executed an exclusive license agreement with REGENTS for US Patent No. 5,091,652 entitled "Laser Excited Confocal Microscope Fluorescence Scanner and Method" and corresponding foreign patents and patent applications described in UC Case No. B90-001-2, effective January 16, 1991 (hereinafter referred to as 1991 LICENSE AGREEMENT).

      1.8 LICENSEE will execute a non-exclusive license agreement with REGENTS for US Patent Application Serial No. 07/854,375 entitled "Multiple Tag Labeling Method for DNA Sequencing" and corresponding foreign patents and patent applications described in UC Case No. B92-057-1, effective August 15, 1993 (hereinafter referred to as 1993 NON-EXCLUSIVE LICENSE AGREEMENT).

      1.9 LICENSEE wishes to acquire a license under the LICENSED PATENTS, for the purpose of undertaking development, to manufacture, use, sell and distribute LICENSED PRODUCTS as defined below.

      1.10 REGENTS have disclosed to LICENSEE certain information and technical data pertaining to the INVENTION and such disclosure gives the LICENSEE an economic advantage in bringing the INVENTION to market.

2.    DEFINITIONS

      2.1 "LICENSED PATENTS" means any Letters Patent issued upon REGENTS' U.S. Patent Application, Serial Number 07/840,501 entitled "Capillary Array Confocal Fluorescence Scanner and Method" filed February 24, 1992, by


                               Page 2 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

     Professor Richard Mathies, Xiaohua Chen Huang and Mark A. Quesada and assigned to REGENTS; and continuing applications thereof including divisions, substitutions, extensions and continuation-in-part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of the parent patent application; but excluding all other continuations-in-part), any patents issuing on said application or continuing applications including reissues; and any corresponding foreign patents or applications.

2.2 "LICENSED PRODUCTS" means any product, apparatus, or component part thereof or other material produced by the LICENSED METHOD to the extent the manufacture, use or sale of which is in a particular country:
     (a) Is covered by a valid claim of an issued, unexpired patent under the LICENSED PATENTS in that country in which such patent has issued (claim of an issued, unexpired LICENSED PATENTS shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken) or;
     (b) Is covered by a pending claim being prosecuted in a pending patent application under the LICENSED PATENTS in that country in which such application is pending.

2.3 "LICENSED METHOD" means any process or method that is covered by the LICENSED PATENTS in the country in which such process or method is used to make LICENSED PRODUCTS or the use or practice would constitute, but for the license granted to the LICENSEE pursuant to this Agreement, an infringement of any issued or pending claim within LICENSED PATENTS in that country in which the LICENSED METHOD is used or practiced.

2.4 "LICENSED FIELD-OF-USE" means the manufacture, use, sale or distribution of any LICENSED PRODUCTS in any instrumentation.

2.5 "NET SALES" means the gross revenue of the LICENSED PRODUCTS in the form in which it is sold, leased, used, or distributed, whether or not assembled (and without excluding therefrom any components or subassemblies thereof,

                               Page 3 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993
          whatever their origin and whether or not patent impacted, except that all separate optional items and products such as, without limitation, printers, external storage devices, application software, network connections or reagent kits which are not LICENSED PRODUCTS but which are sold, leased, used or distributed for use in connection with the system comprising LICENSED PRODUCTS shall be excluded), less the following items but only insofar as they actually pertain to the disposition of such LICENSED PRODUCTS by LICENSEE and are included in such gross income, and (except Item d) are separately billed:

          (a) Import, export, excise, and sales taxes, plus custom duties; If custom duties are part of the sales price, REGENTS will accept Licensee's statement to that effect provided accounting statement is supplied, identifying each item and duty amount included.

          (b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

          (c)  Costs of installation at the place of use;

          (d)  Credit for returns, allowances, or trades; and

          (e)  Rebate paid to distribution on LICENSED PRODUCTS.

     2.6  "LICENSED TERRITORY" means worldwide.

3.   GRANT

     3.1 Subject to the limitations set forth in this Agreement, REGENTS hereby grant and LICENSEE hereby accepts an exclusive license under the LICENSED PATENTS and within the LICENSED FIELD-OF-USE to make, have made, use, lease, distribute and/or sell LICENSED PRODUCTS and to practice LICENSED METHOD in the LICENSED TERRITORY.

     3.2 Said license shall be EXCLUSIVE in the LICENSED FIELD-OF-USE for a term commencing as of the effective date of this Agreement and ending on the date of the last to expire patent under the LICENSED PATENTS.

     3.3 REGENTS expressly reserve the right to use the INVENTION for educational and research purposes.


                               Page 4 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

4.   SUBLICENSES

     4.1 LICENSEE shall have the right to sublicense to third parties to make, have made, use, lease, distribute and/or sell LICENSED PRODUCTS and to practice the LICENSED METHOD provided that LICENSEE has current exclusive rights under this Agreement. Every such sublicense shall contain at least the following:

          (a) A statement setting forth the date upon which LICENSEE's exclusive rights, privileges, and license hereunder shall expire.

          (b) A statement such that, to the extent applicable, the obligations of this Agreement shall be binding upon the sublicensee as if it were in place of LICENSEE, except that:

               (i) Earned royalty rate and minimum royalties may be at higher rates than this Agreement;

               (ii) Sublicensee(s) shall be precluded from granting further sublicenses; and

               (iii) Sublicensee(s) shall not be required to assume the obligations due to REGENTS under Paragraph 6.5 and Articles 5, 7, 14 and 21 of this Agreement. However, under any sublicense, sublicensee shall at least be obligated to LICENSEE under Articles 15 and 21.

          (c) The same provision for indemnification of REGENTS as has been provided for in this Agreement.

     4.2 LICENSEE shall notify REGENTS of each sublicense granted hereunder and furnish to REGENTS a summary of the material terms of each such sublicense agreements.

     4.3 LICENSEE shall collect and guarantee payment of all royalties due REGENTS from sublicensees; and deliver all reports due REGENTS and received from sublicensees.


                               Page 5 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


     4.4 Upon termination of this Agreement for any reason, all sublicenses that are granted by LICENSEE pursuant to this Agreement shall remain in effect and shall be assigned to REGENTS except that REGENTS shall not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of REGENTS set forth in this Agreement.

5.   LICENSE ISSUE FEE
     5.1 LICENSEE shall pay to REGENTS a non-creditable, non-refundable license issue fee of [*] Dollars ($[*]) according to the following schedule:

          5.1.a [*] Dollars ($[*]) due upon signing of this Agreement;

          5.1.b. [*] Dollars ($[*]) due in four months of the effective date of this Agreement;

          5.1.c [*] Dollars ($[*]) due on the anniversary day of the effective date of this Agreement; and

          5.1.d. [*] Dollars ($[*]) due within forty-five (45) days of written notification to Licensee by REGENTS of Notice of Allowance from the US Patent and Trademark Office of US Patent Application serial no. 07/840,501, or its continuation or divisional whichever is first to occur.
     5.2 This fee is non-refundable and not an advance against royalties. However, in the event this Agreement is terminated for any reason whatsoever on or before the one (1) year anniversary of the effective date of this Agreement, LICENSEE shall not be obligated to pay to REGENTS the payment specified in Paragraph 5.1.c above; in addition, in the event this Agreement is terminated on or before the four (4) month anniversary of the effective date of this Agreement due to either REGENTS' breach of this Agreement or invalidity of a LICENSED PATENT or any claim thereof, LICENSEE shall not be obligated to pay to the REGENTS the payment specified in Paragraph 5.1.b above.
                               Page 6 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


6.   ROYALTIES
     6.1 LICENSEE shall pay to REGENTS earned royalties at the rate of [*] percent ([*]%) of the NET SALES OF LICENSED PRODUCTS.
     6.2 Royalties shall be payable on LICENSED PRODUCTS and LICENSED METHODS covered by both pending patent applications and issued patents.

     6.3 If, after seven (7) years from the effective date of this Agreement or seven (7) years from the filing date of the patent application covered by LICENSED PATENTS in a particular country, whichever is longer, no patent under LICENSED PATENTS has issued in a particular country covering LICENSED PRODUCTS, then the royalty and minimum royalty set forth in Paragraphs 6.1 and 6.5 due REGENTS in connection with the sale of LICENSED PRODUCTS in such country will be suspended from that date. Upon issuance of a patent in a particular country under LICENSED PATENTS covering LICENSED PRODUCTS, LICENSEE's obligation to pay to REGENTS earned royalties in accordance with the royalty rate on the NET SALES of LICENSED PRODUCTS as specified in Paragraph 6.1. and the minimum annual royalties set forth in Paragraph
          6.5 shall resume only in connection with the LICENSED PRODUCTS that would, but for the license granted herein, infringe a valid claim of such issued, unexpired patent in such country, provided, however, that the minimum annual royalties for the year in which such patent has issued shall be pro-rated based upon the date of issuance of such patent, and further provided that REGENTS shall forgive the minimum annual royalties otherwise due REGENTS during the period of suspension.

     6.4 Royalties accruing to REGENTS shall be paid to REGENTS quarterly commencing June 30, 1995, according to the schedule stated in Paragraph 8.3 or, if production schedule is accelerated, on an earlier date mutually agreed upon by REGENTS and LICENSEE.
     6.5 For as long as the license granted herein is exclusive, the LICENSEE shall pay REGENTS a minimum annual royalty of [*] ([*]).


                               Page 7 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          [*] annually by February 28 of each year commencing January 1, 1995, and such minimum annual royalty shall be credited until fully exhausted against the earned royalty due and owing for the calendar year in which the minimum annual royalty payment is made.

     6.6 LICENSEE shall make all payments under this Agreement by check payable to "The Regents of the University of California" and forward it to REGENTS at the address shown in Article 23.

     6.7 Royalties earned with respect to NET SALES of LICENSED PRODUCTS occurring in any country outside the United States shall not be reduced by any value-added taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. LICENSEE shall also be responsible for all bank transfer charges.

     6.8 In the event that any patent or any claim thereof included within the LICENSED PATENTS expires or shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligation to pay royalties for LICENSED PRODUCTS based on, covered by, or made using such patent or claims or any claims patentability indistinct therefrom shall cease as of the date of such expiration or final decision. LICENSEE shall not, however, be relieved from paying any royalties for LICENSED PRODUCTS that accrued before such expiration or decision or that are based on another valid patent or claim not expired or involved in such decision.
     6.9 If it is necessary for LICENSEE to obtain licenses from third parties such that the combined royalty rates paid on any one particular LICENSED PRODUCT, covered by 1991 LICENSE AGREEMENT (Article 1.7), 1993 NON-EXCLUSIVE AGREEMENT (Article 1.8), this Agreement and other necessary agreements from third parties, exceeds [*] percent ([*]%), REGENTS shall re-negotiate in good-faith with LICENSEE to reduce the royalty rate due REGENTS. However, under no circumstances for as long as this Agreement is in effect will the total combined royalty due REGENTS under this Agreement, the 1991 LICENSE AGREEMENT and the 1993 NON-


                               Page 8 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993

THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          EXCLUSIVE AGREEMENT be less than [*] percent ([*]%) on the NET SALES of a given LICENSED PRODUCT.

7.   DUE DILIGENCE

     7.1 LICENSEE, upon execution of this Agreement, shall use diligent commercial efforts to proceed with the development, manufacture, and sale of LICENSED PRODUCTS and shall use diligent commercial efforts to market them according to Schedule A in quantities sufficient to meet the market demand. LICENSEE shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereinunder.


                                   Schedule A
                                   ----------
                             Performance Milestones

               Activity                                              Dates
               --------                                              -----
          1.   Complete Feasibility Study & Initiate Full Staffing   10/01/93
          2.   First Prototype Completed                              4/01/94
          3.   Domestic and International Product Introduction       10/01/94
          4.   Ship Demonstration Units                               1/01/95
          5.   First Customer Shipment from Manufacturing             4/01/95


     7.2 If LICENSEE is unable to meet the First Customer Shipment milestone set forth in Schedule A in Paragraph 7.1 then REGENTS shall so notify LICENSEE of failure to perform. LICENSEE shall have the right and option to extend the target date of First Customer Shipment for a period of 12 months or 24 months upon the payment of [*] within thirty (30) days of the extension date, for each 12 months extension option exercised by LICENSEE. These payments are in addition to the minimum royalty payments specified in Paragraph 6.5. Should LICENSEE opt not to extend the milestone or fail to meet First Customer Shipment by the extended target date of April 1, 1997, then REGENTS shall have the right and option either to terminate this Agreement or to reduce the LICENSEE's exclusive license to a non-exclusive royalty bearing license. This right, if exercised by REGENTS, supersedes the rights granted in Article 3. The right to terminate this Agreement or reduce LICENSEE's exclusive license granted hereunder to a



                               Page 9 of 26 Pages                  BP 2024
                                                                   MolDyn, 1993
          non-exclusive license shall be REGENTS' sole remedy for breach of
          Article 7. However, if LICENSEE is unable to perform any of the performance milestones set forth in Schedule A due to hardships beyond LICENSEE's control while LICENSEE has demonstrated diligent commercial efforts to achieve these milestones, then REGENTS shall extent the dates as appropriate (after conferring with LICENSEE in good faith and, in any event, on at least a day for day basis) in writing to LICENSEE, and REGENTS shall not terminate this Agreement or reduce LICENSEE's exclusive license to a non-exclusive license.

     7.3 At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of this Agreement shall be settled by arbitration conducted in San Francisco, CA in accordance with the then current Licensing Agreement Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction. In determination of due diligence, the arbitrator may determine solely the issues of fact or law with respect to termination of LICENSEE's or REGENTS' respective rights under this Agreement but shall not have the authority to award monetary damages or grant equitable relief.

     7.4 To exercise either the right to terminate this Agreement or to reduce the licenses to non-exclusive licenses for lack of diligence required in Paragraph 7.1, REGENTS must give the LICENSEE written notice of the deficiency. The LICENSEE thereafter has sixty (60) days to cure the deficiency or to request arbitration. If REGENTS has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60) day period, then REGENTS may, at its option, either terminate this Agreement or reduce LICENSEE's exclusive licenses to non-exclusive licenses by giving written notice to LICENSEE. These notices shall be subject to Article 23 (Notices).

     7.5 If REGENTS exercise its option to reduce LICENSEE's exclusive licenses to non-exclusive licenses for lack of diligence, required in Paragraph 7.1, and




                               Page 10 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993
          thereafter REGENTS grants to a third party under another agreement non-exclusive licenses to manufacture, use, sell, and/or distribute LICENSED PRODUCTS and/or practice LICENSED METHOD at royalty rates more favorable than those contained herein, then LICENSEE shall have the option for a period of one year after notice from REGENTS of such rates to substitute all royalty rates of the other agreements for all corresponding royalty rates of this Agreement provided the LICENSEE becomes obligated to substantially the same material terms and conditions (except diligence provisions and any other inapplicable provisions) of the other license.

8.   PROGRESS AND ROYALTY REPORTS

     8.1 Beginning January 31, 1994, and semi-annually thereafter, LICENSEE shall submit to REGENTS a progress report covering LICENSEE's activities related to the development and testing of all LICENSED PRODUCTS and the obtaining of the governmental approvals necessary, if any, for marketing in the United States. These progress reports shall be made for each LICENSED PRODUCTS until the first commercial sale of that LICENSED PRODUCTS occurs in the United States.

     8.2 LICENSEE also agrees to report to REGENTS in its immediately subsequent progress and royalty reports the date of first commercial sale of LICENSED PRODUCTS.

     8.3 After the first commercial sale of LICENSED PRODUCTS anywhere in the world, LICENSEE will make quarterly royalty reports to REGENTS within sixty (60) days after the quarters ending March 31, June 30, September 30, and December 31, of each year. Each such royalty report shall include at least the following:
          (a)  The number of LICENSED PRODUCTS manufactured and the number sold;
          (b)  Gross revenue for LICENSED PRODUCTS sold;
          (c)  NET SALES pursuant to Paragraph 2.5;
          (d)  Total royalties due REGENTS; and



                               Page 11 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

          (e) Names and addresses of new sublicensees along with a summary of the material terms of each new sublicense agreement entered into during the reporting quarter.

     8.4 If no sales of LICENSED PRODUCTS has been made during any report period, a statement to this effect shall be required.

9.   BOOKS AND RECORDS

     9.1 LICENSEE shall keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing the amount of royalties payable to REGENTS. Said books of accounts shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open to all reasonable times during the normal business hours upon reasonable notice, for five (5) years following the end of the calendar year to which they pertain, to the inspection and audit by an independent certified public accountant retained by the REGENTS for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Such independent certified accountant shall be bound to hold all information in confidence except as necessary to communicate LICENSEE's non-compliance with this AGREEMENT to REGENTS.

     9.2 The fees and expenses of REGENTS' representatives performing such an examination shall be borne by REGENTS. However, if an error in underpaid royalties to REGENTS of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives shall be borne by LICENSEE.




                               Page 12 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

10.  LIFE OF THE AGREEMENT

     10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement.

     10.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following articles and paragraphs:


              Article 9       Books and Records
              Article 13      Disposition of Licensed Products on Hand Upon
                              Termination
            Paragraph 14.1    Patent Prosecution and Maintenance
              Article 16      Use of Names
              Article 19      Indemnification
              Article 24      Late Payment
              Article 26      Confidentiality
              Article 27      Failure to Perform

11.  TERMINATION BY REGENTS

     If LICENSEE should violate or fail to perform any term or covenant of this Agreement, then REGENTS may give written notice of such default (Notice of Default) to LICENSEE. If LICENSEE should fail to repair such default within sixty (60) days of the effective date such notice, REGENTS shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to LICENSEE. If a Notice of Termination is sent to the LICENSEE, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve LICENSEE of its obligation to pay any royalty or license fees owing at the time of such termination and shall not impair any accrued right of REGENTS. These notices shall be subject to Article 23 (Notices).

                               Page 13 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

12.  TERMINATION BY LICENSE

     12.1 LICENSEE shall have the right at any time to terminate this Agreement in whole or as to any portion of LICENSED PATENTS by giving notice in writing to REGENTS. Such notice of termination shall be subject to
          Article 23 (Notice) and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

     12.2 Any termination pursuant to the above paragraph shall not relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination or rescind anything done by LICENSEE or any payments made to REGENTS hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of REGENTS arising under this Agreement prior to such termination.

     12.3 In the event that LICENSEE terminates this Agreement and does not terminate 1991 LICENSE AGREEMENT (Article 1.7), LICENSEE shall consider opening negotiations in good-faith with REGENTS to enable REGENTS to license LICENSED PATENTS to a third party or third parties.

13.  DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

     13.1 Upon termination of this Agreement LICENSEE shall have the privilege of disposing of all previously made or partially made LICENSED PRODUCTS, but no more, within a period of one hundred and twenty (120) days following the effective date of termination, provided, however, that the sale of such LICENSED PRODUCTS shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

14.  PATENT PROSECUTION AND MAINTENANCE

     14.1 REGENTS shall diligently prosecute and maintain the United States and foreign patent applications and patents under LICENSED PATENTS using counsel of its choice reasonably acceptable to LICENSEE. If LICENSEE

                               Page 14 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993
          rejects three choices of REGENTS' counsel, then REGENTS may choose counsel without LICENSEE's assent. REGENTS counsel as of the effective date of the Agreement is acceptable to Licensee. REGENTS can always act to preserve rights. REGENTS shall promptly provide LICENSEE with copies of all relevant documentation so that the LICENSEE may be currently informed and apprised of the continuing prosecution and the LICENSEE agrees to keep this documentation confidential in accordance with Article 26 herein. LICENSEE may comment upon such documentation, provided, however, that if LICENSEE has not commented upon such documentation prior to the deadline for filing a response with the relevant government patent office, REGENTS shall be free to respond appropriately without consideration of LICENSEE's comments. REGENTS' counsel will take instructions only from REGENTS unless otherwise authorized by REGENTS in writing.

     14.2 REGENTS shall use all reasonable efforts to prepare or amend any patent application to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold, or methods or procedures to be practiced under this Agreement.

     14.3 Subject to Paragraphs 14.4 and 14.6, all past, present, and future reasonable costs for preparing, filing, prosecuting, and maintaining all United States and foreign patent applications, and patents issuing thereon and contemplated by the executed Letter Agreement dated February 24, 1992 and this Agreement and not paid for by a third party shall be borne by LICENSEE, so long as the licenses granted to LICENSEE herein are exclusive. If, however, REGENTS reduces the exclusive licenses granted herein to non-exclusive licenses pursuant to Paragraphs 7.2, 7.3, or 7.4 and REGENTS grants additional license(s), the costs of preparing, filing, prosecuting and maintaining such patent applications and patents shall be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

     14.4 REGENTS shall file prosecute and maintain, at the request of LICENSEE, patent applications and patents covered by LICENSED PATENTS in foreign


                               Page 15 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

                                                                  Exhibit 10.8

          countries if available and if LICENSEE so desires. LICENSEE must notify REGENTS within nine (9) months of the filing of the corresponding United States application of its decision to obtain foreign patents. The notice concerning foreign filing shall be in writing and must identify the countries desired. The absence of such a notice from LICENSEE to REGENTS within such nine (9) month period shall be considered an election not to secure foreign rights. REGENTS shall have the right to file patent applications at its own expense in any country in which LICENSEE has not included in the list of desired countries and such application and resultant patents shall not be subject to this Agreement unless LICENSEE pays to REGENTS an amount equal to the costs LICENSEE would otherwise have been obligated to pay and provided that such patent applications and patents and have not been exclusively licensed to a third party subsequent to LICENSEE's decision not to secure foreign protection in that country.
     14.5 All patents and patent applications under this Agreement shall be held in the name of REGENTS, shall be obtained using counsel of REGENTS' choice reasonably acceptable to LICENSEE, and shall be subject to the terms and provisions hereof. If LICENSEE rejects three choices of REGENTS' counsel, then REGENTS may choose counsel without LICENSEE's assent. REGENTS counsel as of the effective date of the Agreement is acceptable to Licensee...REGENTS can always act to preserve rights. REGENTS shall take into consideration LICENSEE'S reasonable suggestions in the preparation and prosecution of LICENSED PATENTS covering INVENTION in order to obtain the broadest claims and protection.

     14.6 LICENSEE's obligation to underwrite and to pay all domestic and foreign patent filing, prosecution, and maintenance costs shall continue for so long as this Agreement remains in effect, provided, however, that LICENSEE may terminate its obligations with respect to any given patent application or patent in any or all designated countries upon three (3) months written notice to REGENTS. If REGENTS initiates any action subsequent to the written notice from LICENSEE, REGENTS shall bear all costs associated with such action. REGENTS will use its best efforts to curtail patent costs when such a notice is received from LICENSEE. REGENTS may continue prosecution




                                Page 16 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993
              and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that LICENSEE shall have no further right or licenses thereunder unless LICENSEE pays to REGENTS an amount equal to the costs LICENSEE would otherwise have been obligated therefor, and provided that REGENTS has not granted or are not in bonafide negotiation to grant an exclusive license to a third party in such patent application(s) and patent(s) subsequent to LICENSEE's written notice.

15.  MARKING

     Prior to the issuance of patents under LICENSED PATENTS, LICENSEE agrees to mark LICENSED PRODUCTS (or their containers or labels) made, sold, or otherwise disposed of by it in the United States under the license granted in this Agreement with the words "Patent Pending," and following the issuance in the United States of one or more patents under LICENSED PATENTS, with the numbers of the LICENSED PATENTS. ALL LICENSED PRODUCTS shipped to, manufactured, or sold in other countries shall be marked in such manner as to conform with the patent laws and practices of such countries.

16.  USE OF NAMES AND TRADEMARKS

     Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law or consented to in writing by REGENTS, the use of the name "The Regents of the University of California" or the name of any University of California campus is expressly prohibited.

17.  LIMITED WARRANTIES

     17.1 REGENTS warrants to LICENSEE that it has the lawful right to grant this license.

                               Page 17 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

     17.2 These licenses and the associated INVENTION are provided without WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. REGENTS MAKE NO REPRESENTATIONS OR WARRANTIES THAT THE LICENSED PRODUCTS OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS.

     17.3 IN NO EVENT WILL REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE GRANTED HEREUNDER OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

     17.4 Nothing in this Agreement is or shall be construed as:

          (a) A warranty or representation by REGENTS as to the validity or scope of any LICENSED PATENTS; or

          (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

          (c) An obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in
               Article 18; or

          (d) Conferring by implication, estoppel, or otherwise any license or rights under any patents of REGENTS other than LICENSED PATENTS as defined herein; or

          (e) An obligation to furnish any know how, not provided in REGENTS' LICENSED PATENTS.


18.  PATENT INFRINGEMENT

     18.1 In the event that the LICENSEE shall learn of the substantial infringement of any LICENSED PATENTS under this Agreement, the LICENSEE shall promptly inform REGENTS with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where the LICENSEE has exclusive rights under this Agreement, neither will notify a third party of the infringement without first obtaining consent of the other party, which consent shall not be unreasonably denied.




                               Page 18 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

          Both parties shall use their best efforts, in cooperation with each other, to terminate such infringement without litigation.
     18.2 The LICENSEE may request that REGENTS take legal action against the infringement. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the LICENSEE. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, REGENTS shall have the right to:
          (a)  Commence suit on their own account; or

          (b)  Refuse to participate in such suit.

          REGENTS shall give notice of their election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from the LICENSEE and absent refusal to participate in such suit, shall commence suit promptly thereafter. The LICENSEE may thereafter bring suit for patent infringement if, and only if, REGENTS elect not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE had exclusive rights under this Agreement. In such event, LICENSEE shall have sole control and sole decision making authority with respect to defending and enforcing the LICENSED PATENTS solely in connection with such suit, provided REGENTS does not thereafter join such suit. However, in the event the LICENSEE elects to bring suit in accordance with this paragraph, REGENTS may thereafter join such suit at their own expense and, in the event REGENTS commences suit on their own account in accordance with this paragraph, LICENSEE may thereafter intervene in such suit on its own account and at its expense, provided that before application to intervene is made to the court, LICENSEE shall first meet with REGENTS and discuss fully and in good faith LICENSEE's reason for such intervention. In the event LICENSEE elects to bring suit in accordance with this paragraph and REGENTS does not join such suit as provided in this paragraph, (i) as between LICENSEE and REGENTS, LICENSEE shall have the sole right to prosecute such action and recover damages for infringement (including, without limitation, past infringement) and
          (ii) REGENTS acknowledge they will be bound by the result of such action, will refrain from duplicative litigation involving such infringement by the infringing party, will reasonably cooperate with LICENSEE, at LICENSEE's expense, in


                               Page 19 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

THE SYMBOLS "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



          responding to discovery requests by the infringing party relevant to issues of patent validity and enforceability and, upon LICENSEE's request, will submit to the court an affidavit to the foregoing effects.

     18.3 [*]

     18.4 Each party agrees to cooperate with the other in legal proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such legal proceedings shall be controlled by the party bringing the action, except that REGENTS may be represented by counsel of their choice, at its sole expense, in any action brought by LICENSEE and LICENSEE may be represented by counsel of its choice, at its sole expense, in any action brought by REGENTS in which LICENSEE intervenes.

19.  INDEMNIFICATION

     19.1 LICENSEE agrees, and agrees to require its sublicensees, to indemnify, hold harmless, and defend REGENTS and their officers, employees, and agents; sponsor(s) of the research that led to the INVENTION; and the inventors of the patents and patent applications in LICENSED PATENTS and their employees against any and all liability, claims, suits, losses, damages, costs, fees, and expenses for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, lease, or other disposition of INVENTION, LICENSED PATENTS, or LICENSED PRODUCTS by LICENSEE, by its sublicensees, or each of their customers.




                               Page 20 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

          REGENTS shall promptly notify LICENSEE in writing of any claim or suit or any perceived threat thereof brought against REGENTS for which REGENTS intends to invoke the provisions of this Paragraph 19.1. and LICENSEE shall have sole control of the defense thereof provided that LICENSEE shall not settle any such claim or suit that admits liability on the part of REGENTS or its employees without REGENTS prior written consent. No settlement of any claim, suit or perceived threat thereof received by REGENTS shall be made without prior written approval of LICENSEE if indemnification is sought by REGENTS hereunder.


     19.2 The LICENSEE, at its sole costs and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive Insurance or Commercial Form General Liability Insurance (contractual liability and products liability included) with limits as follows:

          (a)   Each Occurrence                               $1,000,000
          (b)   Products/Completed Operations Aggregate       $5,000,000
          (c)   Personal and Advertising Injury               $1,000,000
          (d)   General Aggregate (commercial form only)      $5,000,000.


          It should be expressly understood, however, that the coverages and limits referred to under the above shall not in any way limit the liability of LICENSEE. Upon REGENTS' request, LICENSEE shall furnish REGENTS with certificates of insurance evidencing compliance with all requirements.

     19.3 Insurance coverage, as required under Paragraph 18.2 above, shall:

          (a) Provide for thirty (30) day advance written notice to REGENTS of cancellation or of any modification;

          (b) Indicate that "The Regents of the University of California" and their officers, employees, students, agents, have been endorsed as additional insured; and

          (c) Include a provision that the coverages will be primary and will not participate with, nor will be excess over, any valid and collectible insurance or program of self-insurance carried or maintained by REGENTS.
                               Page 21 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

20.  EXPORT CONTROLS

     LICENSEE understands that REGENTS are subject to United States Laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), controlling the export of technical data, computer software, laboratory prototypes and other commodities, and REGENTS' obligations under this Agreement are contingent on compliance with such laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export such technical data and/or commodities to certain foreign countries without prior approval of such agency. REGENTS neither represent that a license shall not be required nor that, if required, it shall be issued.

21.  FOREIGN GOVERNMENTAL APPROVAL OR REGISTRATION

     If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so.

22.  ASSIGNMENT

     This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, this Agreement shall be personal to the LICENSEE and assignable by the LICENSEE only with the written consent of REGENTS, which consent shall not be unreasonably withheld, except that LICENSEE may freely assign this Agreement to an acquiror of all or substantially all of LICENSEE's stock, assets or business.

23.  NOTICES

     All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:



                               Page 22 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

     To REGENTS:    Office of Technology Licensing
                    2150 Shattuck Avenue, Suite 510
                    Berkeley, CA 94704-1318
                    Attn.: Director (UC Case No.: B92-024-1)

     To LICENSEE:   Molecular Dynamics
                    880 East Arques Ave.
                    Sunnyvale, CA 94086
                    Attn.: President

     Either party may change its address upon written notice to the other party.

24.  LATE PAYMENTS

     In the event royalty payments or fees are not received by REGENTS when due, LICENSEE shall pay to REGENTS interest charges at a rate of the percent (10%) per annum. Such interest shall be calculated from the date payment was due until actually received by REGENTS.

25.  WAIVER

     25.1 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     25.2 None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

26.  CONFIDENTIALITY

     26.1 LICENSEE and REGENTS respectively shall hold the other party's proprietary business, terms of this Agreement, patent prosecution material, and technical information and other proprietary information in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature.

                               Page 23 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

     26.2 Nothing contained herein shall in any way restrict or impair the right of LICENSEE or REGENTS to use, disclose, or otherwise deal with any information or data which it can document:

          (a) at the time of disclosure to a receiving party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving party;

          (b) the receiving party can show by written record was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing party;

          (c) is independently made available to the receiving party without restrictions as a matter of right by a third party;

          (d) is subject to disclosure under the California Public Records Act or other requirements of law;

          (e) was independently developed by the receiving party by employees without the use of or access to the disclosing party's proprietary information as shown by records; and/or;

          (f) is furnished to a third party by the receiving party with similar confidentiality restrictions imposed on such third party, as evidenced in writing.

     26.3 It is understood that REGENTS shall be free to release to the inventors and senior administrators employed by REGENTS the terms and conditions of this Agreement upon their request. If such release is made, REGENTS shall inform such employees of the confidentiality obligations set forth above and shall request and use its best efforts to ensure that they do not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license to LICENSED PATENTS is available, REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 3 to such third party, but shall not disclose the name of LICENSEE, except where REGENTS are required to release information under either the California Public Records Act or other applicable law, provided REGENTS shall give prior written notice to LICENSEE of such disclosure.


                               Page 24 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993

     26.4 LICENSEE and REGENTS agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination. However, each party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information shall be subject to the confidentiality provisions set forth in Paragraph
          26.1. LICENSEE and REGENTS agree to provide each other, within thirty
          (30) days following termination, with a written notice that proprietary information has been returned or destroyed.

     26.5 The terms of this Article 26 (Confidentiality) shall expire in five
          (5) years from the official date of termination of this Agreement.

27.  FAILURE TO PERFORM

     In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

28.  FORCE MAJEURE

     The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

29.  SEVERABILITY

     The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any



                               Page 25 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993
     controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

30.  APPLICABLE LAW

     THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. QUESTIONS CONCERNING THE LAW AND EFFECT OF THE LICENSED PATENTS SHALL BE DETERMINED BY THE LAW OF THE COUNTRY IN WHICH THE PATENT WAS GRANTED.

31.  SCOPE OF AGREEMENT

     This Agreement (except for Confidential Disclosure Agreement dated February 14, 1992 and Letter Agreement dated November 15, 1991, which shall continue to the extent it is not inconsistent with this Agreement) incorporates the entire agreement between the parties with respect to the subject matter hereof, and this Agreement may be altered or modified only by written amendment duly executed by the parties hereto.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT IN DUPLICATE ORIGINALS BY THEIR DULY AUTHORIZED OFFICERS OR REPRESENTATIVES.


THE REGENTS OF THE                           MOLECULAR DYNAMICS
UNIVERSITY OF CALIFORNIA


By /s/ William A. Hoskins               By /s/ Jay Flatley
   -------------------------------         -------------------------------
   William A. Hoskins
   Director
   Office of Technology Licensing       Printed Name Jay Flatley
                                                     ---------------------

Date Feb 9, 1994                        Title President
     -----------------------------            ----------------------------

                                        Date 11/9/93
                                             -----------------------------



                               Page 26 of 26 Pages                 BP 2024
                                                                   MolDyn, 1993